Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, April 22, 2016

LyondellBasell Reports First-Quarter 2016 Earnings

First Quarter 2016 Highlights

•	Income from continuing operations: $1.0 billion ($1.1 billion excluding LCM1)

•	Diluted earnings per share: $2.37 per share ($2.48 per share excluding LCM)

•	EBITDA: $1.8 billion ($1.9 billion excluding LCM)

•	Share repurchases and dividends totaled $1.3 billion; repurchased 12.3 million shares during the first quarter, approximately 3% of the outstanding shares

•	Sold Argentine subsidiary Petroken for $184 million for an after tax gain of $78 million

•	Issued €750 million of six-year bonds with coupon rate of 1.875%

Comparisons with the prior quarter and first quarter 2015 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars (except share data)	2016	2015	2015
Sales and other operating revenues	$6,743	$7,071	$8,185
Net income(a)	1,030	795	1,164
Income from continuing operations(b)	1,030	797	1,167
Diluted earnings per share (U.S. dollars):
Net income(c)	2.37	1.78	2.41
Income from continuing operations(b)	2.37	1.78	2.42
Diluted share count (millions)	434	446	481
EBITDA(d)	1,807	1,394	1,952

Excluding LCM Impact:
LCM, pre-tax	68	284	92
Income from continuing operations(b)	1,077	982	1,225
Diluted earnings per share (U.S. dollars):
Income from continuing operations(b)	2.48	2.20	2.54
EBITDA(d)	1,875	1,678	2,044

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings (loss) per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the first quarter 2016 of $1.0 billion, or $2.37 per share. First quarter 2016 EBITDA was $1.8 billion. The quarter included a $68 million non-cash, pre-tax charge for the impact of a lower of cost or market (LCM) inventory adjustment ($47 million after-tax). Excluding the LCM adjustment, earnings from continuing operations during the first quarter totaled $1.1 billion, or $2.48 per share and EBITDA was $1.9 billion. In February, the Argentine wholly owned subsidiary Petroken Petroquímica Ensenada S.A. (Petroken) was sold for an after tax gain of $78 million that impacted earnings by $0.18 per share.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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“The first quarter of 2016 developed as we anticipated. LyondellBasell’s operations were strong and we completed planned maintenance as expected. The value of our global footprint and integrated businesses was evident in the excellent results from the Olefins & Polyolefins, Europe, Asia and International segment and our global polypropylene businesses. Markets for our products were generally tight with prices responding quickly to supply and demand dynamics,” said Bob Patel, LyondellBasell chief executive officer.

OUTLOOK

“As we look forward to the remainder of the second quarter, a significant amount of industry capacity will be offline in both the U.S. and Asia for scheduled maintenance. We believe this is tightening global olefin and polyolefin markets. Within our system, we have begun the maintenance turnaround and 800 million pound ethylene expansion at Corpus Christi and expect to ramp up toward full utilization of the expanded capacity during the third quarter. During the second quarter our refinery will operate at reduced rates as we repair damage from an April fire. At the same time, the refining and oxyfuels businesses have started to benefit from seasonal margin improvements,” Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins & Polyolefins – Americas; 2) Olefins & Polyolefins – Europe, Asia and International (EAI); 3) Intermediates & Derivatives; 4) Refining; and 5) Technology.

The following comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

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Olefins & Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2016	2015	2015
Operating income	$707	$662	$934
EBITDA	878	775	1,031
LCM, pre-tax	—	59	43
EBITDA excluding LCM	878	834	1,074

Three months ended March 31, 2016 versus three months ended December 31, 2015 – EBITDA increased $44 million for the first quarter 2016 versus the fourth quarter 2015, excluding a favorable $59 million quarter to quarter variance as a result of LCM inventory adjustments. First quarter 2016 results include a $57 million gain on the sale of the Petroken polypropylene business. Compared to the prior period, underlying olefin results were relatively unchanged. Combined polyolefin results declined by approximately $20 million. Polyethylene spreads declined by approximately 4 cents per pound. Polypropylene spreads improved by approximately 6 cents per pound while volumes were relatively unchanged. Joint venture equity income improved by $7 million.

Three months ended March 31, 2016 versus three months ended March 31, 2015 – EBITDA decreased $196 million versus the first quarter 2015, excluding a favorable $43 million quarter to quarter variance as a result of the LCM inventory adjustments. First quarter 2016 results include the $57 million gain on the sale of Petroken. Olefin results drove the decline as quarterly EBITDA decreased approximately $390 million versus the prior year. Ethylene margins declined by approximately 14 cents per pound and additional costs were incurred for purchases and an inventory build to support our 2016 planned maintenance at Corpus Christi. Combined polyolefin results increased approximately $115 million versus the prior year period. The majority of the improvement was driven by polypropylene spreads improving by approximately 13 cents per pound. Joint venture equity income improved by $15 million.

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Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2016	2015	2015
Operating income	$358	$302	$236
EBITDA	509	427	357
LCM, pre-tax	40	24	—
EBITDA excluding LCM	549	451	357

Three months ended March 31, 2016 versus three months ended December 31, 2015 – EBITDA increased by $98 million versus the fourth quarter 2015, excluding an unfavorable $16 million quarter to quarter variance as a result of LCM inventory adjustments. First quarter 2016 results include a $21 million gain on the sale of the Petroken polypropylene compounding business. Olefin results increased approximately $65 million due to approximately 4 cents per pound improvement in margins on relatively unchanged volumes. Combined polyolefin results increased by approximately $20 million as spreads for both polyethylene and polypropylene improved. Polypropylene compounds and polybutene-1 results were relatively unchanged. Equity income from joint ventures was relatively unchanged.

Three months ended March 31, 2016 versus three months ended March 31, 2015 – EBITDA increased by $192 million versus the first quarter 2015, excluding an unfavorable $40 million quarter to quarter variance as a result of LCM inventory adjustments. First quarter 2016 results include the $21 million gain on the sale of Petroken. Olefin results improved by approximately $55 million with an 8 cent per pound improvement in margin. Combined polyolefin results increased approximately $130 million as spreads for polyethylene improved by approximately 8 cents per pound while polypropylene spreads improved by approximately 7 cents per pound. Combined polyolefin volumes were down approximately 4% primarily due to planned maintenance at our Berre, France facility. Polypropylene compounds and polybutene-1 results declined by approximately $10 million. Equity income from joint ventures increased by $12 million.

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Intermediates & Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2016	2015	2015
Operating income	$255	$145	$271
EBITDA	326	212	337
LCM, pre-tax	28	74	44
EBITDA excluding LCM	354	286	381

Three months ended March 31, 2016 versus three months ended December 31, 2015 – EBITDA increased $68 million versus the fourth quarter 2015, excluding a favorable $46 million quarter to quarter variance as a result of LCM adjustments related to inventory. Results for PO and PO derivatives were relatively unchanged. Intermediate chemicals results improved by approximately $80 million, primarily due to increased volumes for acetyls, isobutylene derivatives and ethylene oxide and derivatives due to the absence of fourth quarter maintenance and approximately 2 cents per pound margin improvement for styrene. Oxyfuels results were relatively unchanged. Equity income from joint ventures decreased by $4 million.

Three months ended March 31, 2016 versus three months ended March 31, 2015 – EBITDA decreased $27 million versus the first quarter 2015, excluding a favorable $16 million quarter to quarter variance as a result of LCM inventory adjustments. Results for PO and PO derivatives decreased by approximately $10 million due to product mix and a weaker aircraft deicer season. Intermediate chemicals results were relatively unchanged with higher methanol volumes and styrene margin improvements of approximately 2 cents per pound offset by approximately 30 cents per gallon lower methanol margins. Oxyfuels decreased approximately $20 million primarily as a result of compression from the unseasonably high margins seen during the first quarter of 2015. Equity income from joint ventures decreased by $5 million.

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Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2016	2015	2015
Operating income (loss)	($30)	($101)	$74
EBITDA	14	(59)	149
LCM, pre-tax	—	127	5
EBITDA excluding LCM	14	68	154

Three months ended March 31, 2016 versus three months ended December 31, 2015 – EBITDA decreased $54 million versus the fourth quarter 2015, excluding a favorable $127 million quarter to quarter variance as a result of LCM inventory adjustments. The Houston refinery operated at 186,000 barrels per day due to maintenance on one set of crude and coker units. The Maya 2-1-1 industry benchmark crack spread decreased by $0.69 per barrel, averaging $17.86 per barrel. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards was unchanged versus the fourth quarter 2015.

Three months ended March 31, 2016 versus three months ended March 31, 2015 – EBITDA decreased $140 million versus the first quarter 2015, excluding a favorable $5 million quarter to quarter variance as a result of LCM inventory adjustments. First quarter 2016 throughput was down by 55,000 barrels per day from the prior year period due to planned maintenance. The Maya 2-1-1 industry benchmark crack spread decreased by $5.88 per barrel. The cost of RINs was relatively unchanged relative to the first quarter 2015.

Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended
	March 31,	December 31,	March 31,
Millions of U.S. dollars	2016	2015	2015
Operating income	$73	$54	$64
EBITDA	83	65	76

Three months ended March 31, 2016 versus three months ended December 31, 2015 – EBITDA increased by $18 million, largely driven by the timing of licensing revenue.

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Three months ended March 31, 2016 versus three months ended March 31, 2015 – EBITDA increased by $7 million.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $527 million during the first quarter 2016. Our cash and liquid investment balance was $3.0 billion at March 31, 2016. We repurchased 12.3 million ordinary shares during the first quarter 2016. There were 428 million common shares outstanding as of March 31, 2016. The company paid dividends of $336 million during the first quarter of 2016 and issued €750 million in bonds at a coupon rate of 1.875% due in 2022.

CONFERENCE CALL

LyondellBasell will host a conference call April 22 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 6934553.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. EDT April 22 until May 23 at 12:59 a.m. EDT. The replay dial-in numbers are 866-513-4385 (U.S.) and +1 203-369-1984 (international). The pass code for each is 42216.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 57 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

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FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2015, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S.

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generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Michael Waldron +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,551	$2,679	$2,516	$2,218	$9,964	$2,115
Olefins & Polyolefins - EAI	2,911	3,061	2,932	2,672	11,576	2,578
Intermediates & Derivatives	1,918	2,159	2,039	1,656	7,772	1,702
Refining	1,607	2,102	1,693	1,155	6,557	955
Technology	136	107	100	122	465	132
Other/elims	(938)	(963)	(946)	(752)	(3,599)	(739)

Continuing Operations	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743

Operating income (loss):
Olefins & Polyolefins - Americas	$934	$920	$740	$662	$3,256	$707
Olefins & Polyolefins - EAI	236	359	412	302	1,309	358
Intermediates & Derivatives	271	405	403	145	1,224	255
Refining	74	119	52	(101)	144	(30)
Technology	64	45	34	54	197	73
Other	(4)	(3)	9	(10)	(8)	(3)

Continuing Operations	$1,575	$1,845	$1,650	$1,052	$6,122	$1,360

Depreciation and amortization:
Olefins & Polyolefins - Americas	$86	$85	$87	$95	$353	$90
Olefins & Polyolefins - EAI	55	54	54	56	219	55
Intermediates & Derivatives	60	56	55	62	233	70
Refining	74	40	41	41	196	43
Technology	12	12	11	11	46	10

Continuing Operations	$287	$247	$248	$265	$1,047	$268

EBITDA: (b)
Olefins & Polyolefins - Americas	$1,031	$1,014	$841	$775	$3,661	$878
Olefins & Polyolefins - EAI	357	492	549	427	1,825	509
Intermediates & Derivatives	337	466	460	212	1,475	326
Refining	149	159	93	(59)	342	14
Technology	76	57	45	65	243	83
Other	2	(2)	13	(26)	(13)	(3)

Continuing Operations	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$149	$140	$159	$220	$668	$303
Olefins & Polyolefins - EAI	38	27	49	72	186	81
Intermediates & Derivatives	76	76	135	154	441	76
Refining	33	28	23	24	108	57
Technology	6	3	7	8	24	6
Other	4	4	—	5	13	4

Continuing Operations	$306	$278	$373	$483	$1,440	$527

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. EBITDA for the first quarter 2016 includes a pre-tax LCM adjustment of $68 million and a $78 million gain on the sale of our wholly owned Argentine subsidiary. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net income(a)	$1,164	$1,329	$1,186	$795	$4,474	$1,030
(Income) loss from discontinued operations, net of tax	3	(3)	3	2	5	—

Income from continuing operations(a)	1,167	1,326	1,189	797	4,479	1,030
Provision for income taxes	440	541	487	262	1,730	432
Depreciation and amortization	287	247	248	265	1,047	268
Interest expense, net	58	72	77	70	277	77

EBITDA(b)	$1,952	$2,186	$2,001	$1,394	$7,533	$1,807

(a)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and a $78 million after-tax gain related to the sale of our wholly owned Argentine subsidiary.
(b)	EBITDA as presented herein includes the impact of pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million and a gain of $78 million on the sale of our wholly owned Argentine subsidiary.

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Table 9 - Selected Segment Operating Information

	2015					2016
	Q1	Q2	Q3	Q4	Total	Q1
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	2,364	2,415	2,514	2,391	9,684	2,392
Propylene produced	805	740	697	798	3,040	832
Polyethylene sold	1,473	1,575	1,577	1,578	6,203	1,554
Polypropylene sold	627	698	662	606	2,593	612
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	48.57	57.95	45.36	42.16	48.71	33.63
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	52.84	62.93	50.20	43.53	52.36	35.34
Natural gas (USD per million BTUs)	2.76	2.76	2.72	2.11	2.57	1.93
U.S. weighted average cost of ethylene production (cents/pound)	10.2	9.7	9.6	10.9	10.1	9.8
U.S. ethylene (cents/pound)	34.8	34.2	30.3	27.5	31.7	26.7
U.S. polyethylene [high density] (cents/pound)	65.7	67.3	64.3	57.0	63.6	52.3
U.S. propylene (cents/pound)	49.7	41.7	33.2	31.3	39.0	31.0
U.S. polypropylene [homopolymer] (cents/pound)	67.7	61.7	59.3	62.7	62.8	67.8

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	1,007	1,047	944	978	3,976	950
Propylene produced	600	632	575	575	2,382	555
Polyethylene sold	1,533	1,360	1,304	1,379	5,576	1,434
Polypropylene sold	1,817	1,529	1,673	1,757	6,776	1,773
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	22.9	23.2	14.4	22.5	20.8	16.3
Western Europe ethylene	39.3	47.1	46.6	41.4	43.6	38.4
Western Europe polyethylene [high density]	45.2	60.6	61.2	56.9	56.0	55.4
Western Europe propylene	37.1	44.4	41.7	31.0	38.5	26.3
Western Europe polypropylene [homopolymer]	49.8	62.5	59.3	47.4	54.7	46.5

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	870	751	697	682	3,000	793
Ethylene oxide and derivatives	268	312	282	237	1,099	301
Styrene monomer	903	735	904	889	3,431	917
Acetyls	547	810	733	623	2,713	702
TBA Intermediates	433	321	421	371	1,546	415
Volumes (million gallons)
MTBE/ETBE	229	299	268	258	1,054	270
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	64.0	106.0	119.0	49.8	85.1	44.4

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	241	255	249	206	238	186
Benchmark Market Margins
Light crude oil - 2-1-1	15.02	16.42	15.29	9.44	14.04	8.67
Light crude oil - Maya differential	8.72	7.56	7.48	9.11	8.26	9.18

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Sales and other operating revenues	$8,185	$9,145	$8,334	$7,071	$32,735	$6,743
Cost of sales(a)	6,379	7,047	6,465	5,792	25,683	5,166
Selling, general and administrative expenses	205	228	194	201	828	193
Research and development expenses	26	25	25	26	102	24

Operating income(a)	1,575	1,845	1,650	1,052	6,122	1,360
Income from equity investments	69	90	93	87	339	91
Interest expense, net	(58)	(72)	(77)	(70)	(277)	(77)
Other income (expense), net(b)	21	4	10	(10)	25	88

Income from continuing operations before income taxes(a, b)	1,607	1,867	1,676	1,059	6,209	1,462
Provision for income taxes	440	541	487	262	1,730	432

Income from continuing operations(c)	1,167	1,326	1,189	797	4,479	1,030
Income (loss) from discontinued operations, net of tax	(3)	3	(3)	(2)	(5)	—

Net income(c)	1,164	1,329	1,186	795	4,474	1,030
Net (income) loss attributable to non-controlling interests	2	1	(1)	—	2	—

Net income attributable to the Company shareholders(c)	$1,166	$1,330	$1,185	$795	$4,476	$1,030

(a)	Amounts presented herein include pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment. The first quarter of 2016 includes a pre-tax LCM charge of $68 million.
(b)	Includes a gain of $78 million on the sale of our wholly owned Argentine subsidiary.
(c)	Amounts presented herein include after-tax LCM charges of $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period. The first quarter of 2016 includes an after-tax LCM charge of $47 million and an after-tax gain of $78 million on the sale of our wholly owned Argentine subsidiary.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2015					2016
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1
Pretax charges (benefits):
Gain on sale of wholly owned subsidiary	$—	$—	$—	$—	$—	$(78)
Lower of cost or market inventory adjustment	92	(9)	181	284	548	68
Emission allowance credits, amortization	35	—	—	—	35	—

Total pretax charges (benefits)	127	(9)	181	284	583	(10)
Provision for (benefit from) income tax related to these items	(47)	3	(67)	(99)	(210)	(21)

After-tax effect of net charges (benefits)	$80	$(6)	$114	$185	$373	$(31)

Effect on diluted earnings per share	$(0.17)	$0.02	$(0.25)	$(0.42)	$(0.80)	$0.07

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Table 12 - Unaudited Cash Flow Information

	2015					2016
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1
Net cash provided by operating activities	$1,468	$1,446	$1,768	$1,160	$5,842	$1,300
Net cash provided by (used in) investing activities	(443)	(727)	67	52	(1,051)	(597)
Net cash used in financing activities	(401)	(1,021)	(1,684)	(1,744)	(4,850)	(333)

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Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016
Cash and cash equivalents	$1,616	$1,325	$1,474	$924	$1,318
Restricted cash	2	3	1	7	4
Short-term investments	1,478	1,989	1,602	1,064	1,332
Accounts receivable, net	3,089	3,373	2,924	2,517	2,683
Inventories	4,267	4,179	4,138	4,051	3,978
Prepaid expenses and other current assets(a)	1,195	1,121	1,059	1,226	1,009

Total current assets	11,647	11,990	11,198	9,789	10,324
Property, plant and equipment, net	8,430	8,636	8,793	8,991	9,373
Investments and long-term receivables:
Investment in PO joint ventures	373	357	357	397	398
Equity investments	1,581	1,612	1,602	1,608	1,734
Other investments and long-term receivables	38	126	125	122	18
Goodwill	533	543	543	536	548
Intangible assets, net	695	671	644	640	618
Other assets(a)	637	600	605	674	559

Total assets	$23,934	$24,535	$23,867	$22,757	$23,572

Current maturities of long-term debt	$4	$3	$3	$4	$4
Short-term debt	514	582	573	353	594
Accounts payable	2,631	2,755	2,450	2,182	2,243
Accrued liabilities	1,482	1,455	1,784	1,810	1,600
Deferred income taxes(a)	429	434	383	—	—

Total current liabilities	5,060	5,229	5,193	4,349	4,441
Long-term debt	7,677	7,658	7,674	7,671	8,504
Other liabilities	2,038	2,063	2,044	2,036	2,125
Deferred income taxes(a)	1,653	1,635	1,604	2,127	2,134
Stockholders’ equity	7,478	7,927	7,328	6,550	6,344
Non-controlling interests	28	23	24	24	24

Total liabilities and stockholders’ equity	$23,934	$24,535	$23,867	$22,757	$23,572

(a)	Our prospective adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in December 2015 resulted in the classification of our deferred taxes as of December 2015 as noncurrent.

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